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                                                                    EXHIBIT 3



                                   $15,000,000

                              AMENDED AND RESTATED
                                 LOAN AGREEMENT


                          Dated as of December 3, 1996


                                     between


                          INTEK DIVERSIFIED CORPORATION

                                   as Borrower


                                       and


                        SECURICOR COMMUNICATIONS LIMITED

                                    as Lender




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                                TABLE OF CONTENTS
                                -----------------

     SECTION                                                           Page
     -------                                                           ----

     1.   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .    2

     2.   AMOUNT AND TERMS OF CREDIT . . . . . . . . . . . . . . . . .   10
          2.1.  Advances . . . . . . . . . . . . . . . . . . . . . . .   10
          2.2.  Letters of Credit  . . . . . . . . . . . . . . . . . .   11
          2.3.  Use of Proceeds  . . . . . . . . . . . . . . . . . . .   12
          2.4.  Interest on Loan . . . . . . . . . . . . . . . . . . .   12
          2.5.  Prepayments  . . . . . . . . . . . . . . . . . . . . .   13
          2.6.  Receipt of Payments  . . . . . . . . . . . . . . . . .   14
          2.7.  Application of Payments  . . . . . . . . . . . . . . .   14
          2.8.  Accounting . . . . . . . . . . . . . . . . . . . . . .   14
          2.9.  Indemnity  . . . . . . . . . . . . . . . . . . . . . .   15
          2.10. Access . . . . . . . . . . . . . . . . . . . . . . . .   15
          2.11. Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   15

     3.   CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . .   16
          3.1.  Conditions to the Effectiveness  . . . . . . . . . . .   16
          3.2.  Further Conditions to Each Advance and Letter of
                Credit . . . . . . . . . . . . . . . . . . . . . . . .   18

     4.   REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . .   19
          4.1.  Corporate Existence; Compliance with Law . . . . . . .   19
          4.2.  Executive Offices  . . . . . . . . . . . . . . . . . .   19
          4.3.  Subsidiaries . . . . . . . . . . . . . . . . . . . . .   19
          4.4.  Corporate Power; Authorization; Enforceable
                Obligations. . . . . . . . . . . . . . . . . . . . . .   20
          4.5.  Solvency . . . . . . . . . . . . . . . . . . . . . . .   20
          4.6.  Labor Matters  . . . . . . . . . . . . . . . . . . . .   20
          4.7.  Investment Company Act . . . . . . . . . . . . . . . .   21
          4.8.  Margin Regulations . . . . . . . . . . . . . . . . . .   21
          4.9.  No Litigation  . . . . . . . . . . . . . . . . . . . .   21
          4.10. Stock Agreement  . . . . . . . . . . . . . . . . . . .   21
          4.11. Hitachi Supply Agreement . . . . . . . . . . . . . . .   22
          4.12. Patents, Trademarks, Copyrights and Licenses . . . . .   22
          4.13. No Material Adverse Effect . . . . . . . . . . . . . .   22

     5.   FINANCIAL STATEMENTS AND INFORMATION . . . . . . . . . . . .   22
          5.1.  Reports and Notices  . . . . . . . . . . . . . . . . .   22
          5.2.  Communication with Accountants . . . . . . . . . . . .   23

     6.   AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . .   23
          6.1.  Maintenance of Existence and Conduct of Business . . .   24
          6.2.  Payment of Obligations . . . . . . . . . . . . . . . .   24




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     SECTION                                                           Page
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          6.3.  Books and Records. . . . . . . . . . . . . . . . . . .   25
          6.4.  Litigation . . . . . . . . . . . . . . . . . . . . . .   25
          6.5.  Insurance  . . . . . . . . . . . . . . . . . . . . . .   25
          6.6.  Compliance with Law  . . . . . . . . . . . . . . . . .   25
          6.7.  Supplemental Disclosure  . . . . . . . . . . . . . . .   25
          6.8.  Net Worth  . . . . . . . . . . . . . . . . . . . . . .   25

     7.   NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . .   26
          7.1.  Maintenance of Business  . . . . . . . . . . . . . . .   26
          7.2.  Transactions with Affiliates.  . . . . . . . . . . . .   26
          7.3.  Events of Default  . . . . . . . . . . . . . . . . . .   26

     8.   TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
          8.1.  Termination  . . . . . . . . . . . . . . . . . . . . .   26
          8.2.  Survival of Obligations Upon Termination of Financing
                Arrangement. . . . . . . . . . . . . . . . . . . . . .   27

     9.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES . . . . . . . . . . .   27
          9.1.  Events of Default  . . . . . . . . . . . . . . . . . .   27
          9.2.  Remedies . . . . . . . . . . . . . . . . . . . . . . .   29
          9.3.  Waivers by Borrower  . . . . . . . . . . . . . . . . .   30
          9.4.  Right of Set-Off . . . . . . . . . . . . . . . . . . .   30

     10.  SUBORDINATION  . . . . . . . . . . . . . . . . . . . . . . .   30
          10.1.  Loan Subordinated to Senior Indebtedness  . . . . . .   30
          10.2.  Priority and Payment Over of Proceeds in Certain
                 Events. . . . . . . . . . . . . . . . . . . . . . . .   31
          10.3.  Rights of Holders of Senior Indebtedness Not To Be
                 Impaired. . . . . . . . . . . . . . . . . . . . . . .   33
          10.4.  Subrogation . . . . . . . . . . . . . . . . . . . . .   34
          10.5.  Obligations of Borrower Unconditional . . . . . . . .   34
          10.6.  Notice to Lender  . . . . . . . . . . . . . . . . . .   35
          10.7.  Right of Lender as Holder of Senior Indebtedness  . .   35
          10.8.  Reinstatement . . . . . . . . . . . . . . . . . . . .   35

     11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . .   36
          11.1.  Complete Agreement; Modification of Agreement;
                 Sale of Interest. . . . . . . . . . . . . . . . . . .   36
          11.2.  Fees and Expenses . . . . . . . . . . . . . . . . . .   36
          11.3.  No Waiver by Lender . . . . . . . . . . . . . . . . .   37
          11.4.  Remedies  . . . . . . . . . . . . . . . . . . . . . .   37
          11.5.  WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . .   37
          11.6.  Severability  . . . . . . . . . . . . . . . . . . . .   37
          11.7.  Parties . . . . . . . . . . . . . . . . . . . . . . .   38
          11.8.  Conflict of Terms . . . . . . . . . . . . . . . . . .   38
          11.9.  GOVERNING LAW . . . . . . . . . . . . . . . . . . . .   38
          11.10. Notices . . . . . . . . . . . . . . . . . . . . . . .   38
          11.11. Survival  . . . . . . . . . . . . . . . . . . . . . .   40



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     SECTION                                                           Page
     -------                                                           ----

          11.12. Section Titles. . . . . . . . . . . . . . . . . . . .   40
          11.13. Counterparts  . . . . . . . . . . . . . . . . . . . .   40


     SCHEDULES

     Schedule 4.1   Corporate Matters
     Schedule 4.2   Executive Office
     Schedule 4.3   Subsidiaries
     Schedule 4.12  Patents, Trademarks, Copyrights and Licenses
     Schedule 7.3   Certain Transactions


     EXHIBITS

     Exhibit A-Form of Notice of Advance
     Exhibit B-Form of Note




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               AMENDED AND RESTATED LOAN AGREEMENT, dated as of December 3,
     1996, between INTEK DIVERSIFIED CORPORATION, a Delaware corporation having an office at 970 West 190th Street, Torrance, California 90502 (the "Borrower"), and SECURICOR COMMUNICATIONS LIMITED, a company incorporated under the laws of England and Wales having an office at 15 Carshalton Road, Sutton, Surrey, SM1 4LD, England ("Lender").

                              W I T N E S S E T H :
                              -------------------

               WHEREAS, Midland International Corporation, a Delaware corporation ("Midland"), Borrower and Simmonds Capital Limited, an Ontario corporation ("Simmonds"), entered into an Amended and Restated Sale of Assets and Trademark License Agreement, dated as of September 19, 1996 (the "Asset and Trademark Agreement"), pursuant to which Midland sold to Borrower the Trademark (as defined herein) and certain other assets, as described therein (collectively, the "Acquired Assets"), in consideration for up to 2,500,000 shares of common stock, par value $0.01 per share of Intek, an assumption of certain liabilities of Midland (the "Assumed Liabilities") and a cash payment, all as set forth in the Asset and Trademark Agreement (the "Midland Transaction"); and

               WHEREAS, Borrower assigned and transferred all of its right, title and interest in and to the Acquired Assets and the Asset and Trademark Agreement (and certain other agreements) to its wholly-owned Subsidiary, Midland USA, Inc. ("MUSA"), and MUSA has conducted the U.S. LMR Distribution Business since the consummation of the Midland Transaction;

               WHEREAS, Borrower and Lender entered into a Stock Purchase Agreement, dated as of June 18, 1996, as amended by agreement of the parties dated as of September 19, 1996 (the "Stock Agreement"), pursuant to which Lender agreed to sell to Borrower all of the outstanding securities (other than certain preferred shares) of Lender's wholly-owned subsidiary, Securicor Radiocoms Limited ("Radiocoms"), in consideration for 25,000,000 shares of Common Stock (the "Securicor Transaction"); and

               WHEREAS, pursuant to the Stock Agreement, Lender has agreed, among other things, to advance up to $15 million to Borrower following the consummation of the Securicor Transaction to finance the combined business of Borrower, the U.S. LMR Distribution Business and
     Radiocoms;

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               WHEREAS, it is currently contemplated that the Securicor
     Transaction will be consummated on or about December 3, 1996; and

               WHEREAS, in connection with the consummation of the Midland Transaction on September 20, 1996, Lender and Midland USA, Inc. ("MUSA"), a wholly owned subsidiary of Borrower, entered into that certain Loan Agreement, dated as of September 19, 1996 (the "MUSA Loan Agreement"), wherein Lender agreed, among other things, to loan up to $15 million to MUSA to fund Borrower's operations until the closing of the Securicor Transaction; and

               WHEREAS, Lender, Borrower and MUSA have agreed that upon the consummation of the Securicor Transaction, the "Obligations" (as defined in the MUSA Loan Agreement) of MUSA outstanding under the MUSA Loan Agreement on the date of such consummation will be assumed by Borrower and become obligations under this Amended and Restated Loan Agreement (subject to the terms hereof), as set forth in that certain letter agreement between the parties, dated September 19, 1996 (the "Intek Loan Assumption Agreement"); and

               WHEREAS, the aggregate amount outstanding under the MUSA Loan Agreement, including accrued interest thereon, as of the date hereof, is $5,912,047.22 and

               WHEREAS, the parties wish to amend and restate the MUSA Loan Agreement as set forth herein to, among other things, confirm the substitution of Borrower as the obligor with respect to all Obligations (rather than MUSA) and provide for certain other changes;

               NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

     1.   DEFINITIONS

               In addition to the defined terms appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

               "Acquired Assets" shall have the meaning ascribed to it in the recitals hereof.


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               "Advance" shall have the meaning ascribed to it in Section
     2.1(a) hereof.

               "Affiliate" shall mean, with respect to any Person, any other Person that controls such Person or is controlled by or under common control with such Person.

               "Agreement" shall mean this Loan Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

               "Ancillary Agreements" shall mean any and all supplemental agreements, undertakings, instruments, documents or other writings executed by Borrower.

               "Asset and Trademark Agreement" shall have the meaning ascribed to it in the recitals hereof.

               "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

               "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date of creation thereof and at the time of their acquisition having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; and
     (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a rating of "A" or better by a nationally recognized rating agency.

               "Change of Control" shall mean any acquisition, directly or indirectly, in one transaction or a series of transactions, by any Person, other than Lender or any Affiliate thereof, of greater than
     (i) 50% or more of the issued and outstanding Common Stock, or (ii) 50% or more of the assets of Borrower and its Subsidiaries, taken as a whole (including without limitation the sale by Borrower of the stock of a Subsidiary or Subsidiaries whose combined assets represent 50% or more of the assets of Borrower and its Subsidiaries, taken as a whole).

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               "Charges" shall mean all federal, state, county, city,
     municipal, local, foreign or other governmental taxes at the time due and payable, levies, assessments, charges, liens, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) Borrower's or any of its Subsidiaries' ownership or use of any of its assets, or (iv) any other aspect of Borrower's or any of the Subsidiaries' business.

               "Closing Date" shall mean the date on which all of the conditions precedent to the effectiveness of this Agreement have been satisfied.

               "Code" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

               "Commitment Termination Date" shall mean December 31, 1997.

               "Common Stock" shall mean common stock, par value $0.01, of Borrower.

               "Composite Prime Rate" shall mean the average of the rate of interest per annum publicly announced from time to time by each of The Chase Manhattan Bank, The Bank of New York, N.A. and Citibank, N.A. as its prime rate in effect at its principal office in New York City (each change in any such prime rate to be effective on the date such change is publicly announced).

               "Default" shall mean any event which, with the passage of time or notice or both would, unless cured or waived, become an Event of Default.

               "Event of Default" shall have the meaning ascribed to it in
     Section 9.1 hereof.

               "Federal Reserve Board" shall have the meaning ascribed to it in Section 4.8 hereof.

               "Fiscal Year" shall mean the calendar year. Subsequent changes of the fiscal year of Borrower shall not change the term "Fiscal Year," unless Lender shall consent in writing to such changes.

               "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.


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               "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

               "Hitachi Supply Agreement" shall mean the agreement between Midland and Hitachi Denshi Ltd., a Japanese corporation ("Hitachi"), dated as of May 12, 1994 and pursuant to which Hitachi agreed, among other things, to manufacture and sell to Midland certain mobile radios.

               "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such prop-
     erty), (iv) all Guaranteed Indebtedness, (v) all Indebtedness referred to in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such

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     Person has not assumed or become liable for the payment of such
     Indebtedness, and (vi) the Obligations.

               "Intek Loan Assumption Agreement" shall have the meaning ascribed to it in the recitals hereof.

               "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Lender at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance or guarantee, by Lender or another, of letters of credit, bank acceptances in respect of letters of credit, or the like. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Lender thereupon or pursuant thereto.

               "Letters of Credit" shall mean commercial or standby letters of credit issued at the request and for the account of Borrower, and bankers' acceptances issued by Borrower, for which Lender has incurred Letter of Credit Obligations pursuant thereto.

               "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

               "Loan" shall mean the aggregate amount of Advances outstanding at any time plus the amount of any interest capitalized with respect thereto.

               "Loan Documents" shall mean this Agreement, the Note, and any other Ancillary Agreements as to which Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, including, without limitation, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower or any of its Affiliates, or any employee of Borrower or any of its Affiliates, and delivered to Lender in connection with this Agreement or the transactions contemplated hereby.

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               "Material Adverse Effect" or "Material Adverse Change" shall mean an event or circumstance which materially adversely affects the business, properties, financial condition or operations of Borrower and its Subsidiaries (taken as a whole).

               "Maximum Lawful Rate" shall have the meaning ascribed to it, in Section 2.4(c) hereof.

               "Midland" shall have the meaning ascribed to it in the recitals hereof.

               "MUSA" shall have the meaning ascribed to it in the recitals hereof.

               "MUSA Loan Agreement" shall have the meaning ascribed to it in the recitals hereof.

               "Net Worth" shall mean the total assets less the total liabilities of Borrower and its consolidated Subsidiaries as determined in accordance with GAAP; provided, however, that in no
                                         --------  -------
     event shall the par value of the Radiocoms Preferred Stock be counted as a liability in making such calculation.

               "Note" shall have the meaning ascribed to it in Section
     2.1(b).

               "Obligations" shall mean all loans, advances, debts, liabilities, and obligations, for monetary amounts (whether or not such amounts are liquidated or determinable) owing by Borrower to Lender (including all Letter of Credit Obligations), and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term in-cludes, without limitation, all interest (whether capitalized or otherwise), charges, expenses, attorneys' fees and any other sum chargeable to Borrower under any of the Loan Documents.

               "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

               "Radiocoms" shall have the meaning ascribed to it in the recitals hereof.


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               "Radiocoms Preferred Stock" shall mean the 20,000 shares of
     Preference Stock of Radiocoms, par value $1,000 per share, which are issued and outstanding as of the date hereof.

               "Repayment Date" means June 30, 2001.

               "Securicor Transaction" shall have the meaning ascribed to it in the recitals hereof.

               "Senior Debt" shall mean all Indebtedness of Borrower (including without limitation all principal of and premium, if any, and interest on, and all other amounts of any nature whatsoever owing in respect of such Indebtedness, as the same may be amended, modified or supplemented and any refinancing thereof from time to time) other than Indebtedness which, in accordance with its terms, ranks pari passu or junior to the Loan.

               "Senior Indebtedness" shall have the meaning ascribed to it in Section 10.1 hereof.

               "Simmonds" shall have the meaning ascribed to it in the recitals hereof.

               "Solvent" shall mean, when used with respect to any Person, that:

                    (a) the present fair saleable value of such Person's assets (including, without limitation, the fair saleable value of the goodwill arising in connection with the Midland Transaction and other intangible assets) is in excess of the total amount of such Person's liabilities;

                    (b) such Person is able to pay its debts as they become due; and

                    (c) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage.

               "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by


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


     the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

               "Subordinated Indebtedness" shall have the meaning ascribed to it in Section 10.1 hereof.

               "Subsidiary" shall mean any Person 50% or more of whose issued and outstanding voting securities is owned or controlled, directly or indirectly, by the specified Person.

               "Taxes" shall have the meaning ascribed thereto in Section
     2.11 hereof.

               "Trademarks" shall mean the Trademarks described on Schedule 4.12(b) hereto and the trade name "Midland" and similar variations thereof, and all registrations, applications and renewals thereof and all logos, whether or not registered, used in connection therewith.

               "US LMR Distribution Business" shall mean the business consisting of the sale and distribution of land mobile radio products bearing the Trademarks within the US LMR Distribution Territory as conducted by MUSA.

               "US LMR Distribution Territory" shall mean the United States of America and the territories and possessions thereof.

               Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modi-fied or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

               Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

     2.   AMOUNT AND TERMS OF CREDIT
          --------------------------

               2.1.  Advances.  (a)  Upon and subject to the terms and
                     --------
     conditions hereof, Lender shall make available, from time to time, until the Commitment Termination Date, for Borrower's use and upon the request of Borrower therefor, advances (each, an "Advance") in an aggregate amount (which amount shall include all outstanding Letter of Credit Obligations, whether or not then due and payable) which shall not exceed $15,000,000 (less the amounts outstanding as of the Closing Date, as set forth in Section 2.1(b)). Each Advance shall be made on notice, given no later than 1:00 P.M. (New York City time) on the second Business Day prior to the proposed Advance, by Borrower to Lender and no Advance shall be requested unless the amount thereof is equal to the lesser of (i) $500,000 and (ii) a whole number multiple of $500,000 in excess thereof unless the availability under this Agreement is less than $500,000 in which case such Advance shall equal such amount; provided, however, that there shall be no minimum Advance
                  --------  -------
     with respect to any Letter of Credit Obligations to be incurred pursuant to Section 2.2. Each such notice (a "Notice of Advance") shall be in writing in substantially the form of Exhibit A hereto, executed by any duly authorized officer of Borrower, specifying there-in the requested date and amount of such Advance. Lender shall, before 5:00 P.M. (New York City time) on the date of the proposed Advance, upon fulfillment of the applicable conditions set forth in
     Section 3, wire to a bank in the United States or the United Kingdom designated by Borrower and reasonably acceptable to Lender the amount of such Advance.

               (b) The Loan made by Lender shall be evidenced by a promissory note to be executed and delivered by Borrower at or prior to the Closing Date, the form of which is attached hereto and made a part hereof as Exhibit B (the "Note"). The Note shall be payable to the order of Lender and shall represent the obligation of Borrower to pay the amount of the Loan, with interest thereon as prescribed in
     Section 2.4. The date and amount of each Advance and each payment of principal and interest or any capitalization of interest with respect thereto shall be recorded on the books and records of Lender, which books and records shall constitute prima facie evidence of the
                                        -----------
     accuracy of the information therein recorded. Borrower acknowledges that, (i) as of the date hereof, the amount outstanding under the MUSA Loan Agreement is $5,912,047.22, (ii) that such amount constitutes the amount outstanding under this Agreement as of the date hereof, and
     (iii) that the amount of the Loan shall be increased by the amount of any payments on or pursuant to any Letter of Credit Obligations that Lender incurred pursuant to the MUSA Loan Agreement, regardless of the date of such payments. The entire unpaid balance of the Loan and all other Obligations shall be due and payable on the Repayment Date.

               2.2.  Letters of Credit.  (a)  Lender shall, subject to the
                     -----------------
     terms and conditions hereinafter set forth, (i) incur Letter of Credit Obligations in respect of the issuance, on the Closing Date, of such Letters of Credit supporting obligations of Borrower or its Subsidiaries, as Borrower shall request by written notice to Lender executed by any duly authorized officer of Borrower, which is received by Lender not less than 2 Business Days prior to the Closing Date, and
     (ii) incur from time to time on written request of Borrower or its Subsidiaries, additional Letter of Credit Obligations in respect of Letters of Credit supporting obligations of Borrower or its Subsidiaries; provided, however, that no such Letter of Credit shall
                    --------  -------
     have an expiry date which is after March 31, 1998. It is understood that the determination of the bank or other legally authorized Person (including Lender) which shall issue or accept, as the case may be, any letter of credit or bankers acceptance contemplated by this
     Section 2.2(a) shall be made by Lender, in its sole discretion.

               (b) In the event that Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed to constitute an Advance under Section 2.1(a) hereof (whether or not Borrower is then permitted to request Advances at such time).

               (c) In the event that Lender shall incur any Letter of Credit Obligations pursuant hereto at the request or on behalf of Borrower hereunder, Borrower shall pay to Lender, as compensation to Lender for such Letter of Credit Obligation, all fees and charges paid by Lender on account of such Letter of Credit Obligation to the issuer or like party. Fees payable in respect of Letter of Credit Obliga-tions shall be paid to Lender, in arrears, on the first day of each month for the preceding month.

               2.3.  Use of Proceeds.  Borrower shall apply the proceeds of
                     ---------------
     the Advances for the general corporate purposes of Borrower and its Subsidiaries.

               2.4.  Interest on Loan.  (a)(i) From the Closing Date
                     ----------------
     through and including the Commitment Termination Date, interest accrues on the amount outstanding from time to time under the Loan at the Composite Prime Rate plus one percent (1%) per annum, calculated on the basis of a 360 day year for the number of days elapsed. Interest will be capitalized on the Commitment Termination Date and shall be added to the principal amount outstanding at such time under the Loan.

               (ii) Following the Commitment Termination Date, interest accrues on the amount outstanding from time to time under the Loan at the rate of 11% per annum, calculated on the basis of a 360 day year for the number of days elapsed. Interest will be capitalized on a monthly basis and shall be added to the principal amount outstanding from time to time under the Loan. Interest accrued and uncapitalized on the Repayment Date shall be payable on such date.

               (b) So long as any Event of Default shall be continuing, the interest rate applicable to the Loan shall be increased by 3% per annum above the rate otherwise applicable.

               (c) Notwithstanding anything to the contrary set forth in this Section 2.4, if at any time until payment in full of all of the Obligations, the applicable rate of interest under this Agreement exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the applicable rate
     --------  -------
     of interest under this Agreement is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender from the making of advances hereunder is equal to the total interest which Lender would have received had the applicable rate of interest under this Agreement been (but for the operation of this paragraph) the interest rate payable since the Closing Date. Thereafter, the interest rate payable hereunder shall be the applicable rate of interest under this Agreement, unless and until such rate shall again exceed the Maximum Lawful Rate, in which event this paragraph shall again apply.

               2.5.  Prepayments. (a) Upon the occurrence of a Change of
                     -----------
     Control of Borrower, the commitment of Lender to make Advances under this Agreement shall immediately terminate, and Borrower shall immediately pay to Lender the full amount of the Loan then outstanding, together with any accrued but uncapitalized interest thereon.

               (b) Borrower shall have the right, at any time, to prepay the Loan, in whole or in part, without premium or penalty, upon at least three Business Days irrevocable notice to Lender specifying (i) the amount to be repaid and (ii) the date of such repayment. If any such notice is given, Borrower shall make the prepayment specified therein, and such prepayment shall be due and payable as specified therein. Amounts prepaid may not be reborrowed. Each partial prepayment of the Loan pursuant to this Section 2.5(b) shall be in an amount equal to the lesser of $500,000 or a whole number multiple of $500,000 in excess thereof or such lesser amount outstanding.

               2.6.  Receipt of Payments.  Borrower shall make each payment
                     -------------------
     under this Agreement not later than 11:00 A.M. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to Lender's depositary bank as designated by Lender from time to time for deposit in Lender's depositary account. For purposes only of computing interest hereunder, all payments shall be applied by Lender on the day payment has been credited by Lender's depository bank to Lender's account in immediately available funds. For purposes of determining the amount of funds available for borrowing by Borrower pursuant to Section 2.1(a) hereof, such payments shall be applied by Lender against the outstanding amount of the Loan at the time they are credited to its account.

               2.7.  Application of Payments.  Borrower irrevocably waives
                     -----------------------
     the right to direct the application of any and all payments at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of Borrower and in repayment of the Loan as Lender may deem advisable. Lender is authorized to, and at its option may, make advances on behalf of Borrower for payment of all fees, expenses, charges, costs, principal and interest incurred by Borrower hereunder when and as Borrower fails to promptly pay any such amounts. At Lender's option and to the extent permitted by law, any advances so made may be deemed Advances constituting part of the Loan hereunder.

               2.8.  Accounting.  Lender will, upon Borrower's request,
                     ----------
     provide a monthly accounting of transactions under the Loan to Borrower within 10 days of the end of the month. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within 20 days after the date any such accounting is rendered, shall notify

     Lender in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Lender's determination, based upon the facts available, of any item objected to by Borrower in such notice shall (absent manifest error) be final, binding and conclusive on Borrower, unless Borrower shall commence a judicial proceeding to resolve such objection within 45 days following Lender's notifying Borrower of such determination.

               2.9.  Indemnity.  Borrower shall indemnify and hold Lender
                     ---------
     and its officers, directors, employees, agents, Affiliates and shareholders (collectively, the "Indemnified Persons") harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and disbursements, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any Indemnified Person as the result of the execution of the Loan Documents or extension of credit hereunder; provided,
                                                          --------
     however, that Borrower shall not be liable for such indemnification to
     -------
     such Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from such Indemnified Person's negligence or willful misconduct.

               2.10.  Access.  Lender and any of its officers, employees
                      ------
     and/or agents shall have the right, exercisable as frequently as Lender determines to be appropriate, during normal business hours (or at such other times as may reasonably be requested by Lender), to inspect the properties and facilities of Borrower and to inspect, audit and make extracts from all of Borrower's records, files and books of account. Borrower shall deliver any document or instrument reasonably necessary for Lender, to obtain records from any service bureau maintaining records for Borrower, and shall maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by Borrower. Borrower shall instruct its banking and other financial institutions to make available to Lender such information and records as Lender may reasonably request.

               2.11.  Taxes.  (a)  Any and all payments by Borrower
                      -----
     hereunder or under the Note shall be made, in accordance with this
     Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdiction under the laws of which Lender is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) Lender receives an amount equal to the sum it would have received had no such deductions been made,
     (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

               (b) In addition, Borrower shall pay any present or future stamp or documentary taxes or any other sales, transfer, excise, mortgage recording or property taxes, charges or similar levies that arise from any payment made hereunder or under the Note or from the execution, sale, transfer, delivery or registration of, or otherwise with respect to the Loan Documents and any other agreements and instruments contemplated thereby (hereinafter referred to as "Other Taxes").

               (c) Borrower shall indemnify Lender for the full amount of Taxes or Other Taxes (including without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
     Section 2.11) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender makes written demand therefor.

               (d) Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Lender, at its address referred to in
     Section 11.10, the original or a certified copy of a receipt evidencing payment thereof.

               (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.11 shall survive both (i) the payment in full of principal and interest hereunder and under the Note and (ii) the termination of this Agreement.

     3.   CONDITIONS PRECEDENT
          --------------------

               3.1.  Conditions to the Effectiveness.  Notwithstanding any
                     -------------------------------
     other provision of this Agreement and without affecting in any manner the rights of Lender under the MUSA Loan Agreement, this Agreement shall not be effective, and Borrower shall have no rights under this Agreement, and Lender shall not be obligated to make available any Advance or Letter of Credit hereunder, unless and until Borrower shall have delivered to Lender, in form and substance satisfactory to Lender and (unless otherwise indicated) each dated not later than the Closing
     Date:

               (a) The Note to the order of Lender duly executed by Borrower.

               (b) Resolutions of the board of directors of Borrower certified by the Secretary or Assistant Secretary of Borrower, as of the Closing Date, to be duly adopted and in full force and effect on such date, authorizing (i) the consummation of each of the transactions contemplated by the Loan Documents and (ii) specific officers to execute and deliver this Agreement and the other Loan Documents.

               (c) A copy of the organizational charter and all amendments thereto of Borrower and each of its Subsidiaries, certified as of a recent date by the Secretary of State of the jurisdiction of its organization, and copies of Borrower's by-laws, certified by the Secretary or Assistant Secretary of Borrower as true and correct as of the Closing Date.

               (d) Governmental certificates, dated the most recent practicable date prior to the Closing Date, with telegram updates where available, showing that the Borrower and each of its Subsidiaries is organized and in good standing in the jurisdiction of its organization and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business.

               (e) (i) Copies of all closing documents and certificates delivered in connection therewith; and

                    (ii) a certificate from the chief executive officer of Borrower certifying that the transactions contemplated by the Stock Agreement have been completed.

               (f) A certificate of the chief executive officer of Borrower stating that all of the representations and warranties of the Borrower contained herein or in any of the Loan Documents are correct on and as of the Closing Date as though made on and as of such date, and no event has occurred and is continuing, or would result from any Advance, if made on the Closing Date, which con-stitutes or would constitute a Default or an Event of Default.

               (g) Certificates of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signatures of the officers of, respectively, Borrower executing any of the Loan Documents and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

               (h) Such additional information and materials as Lender may reasonably request, including, without limitation, copies of any debt agreements, security agreements and other material contracts.

               3.2.  Further Conditions to Each Advance and Letter of
                     ------------------------------------------------
     Credit.  It shall be a further condition to the funding of each
     ------
     subsequent Advance and incurrence of Letter of Credit Obligations that the following statements shall be true on the date of each such Advance or incurrence:

               (a) All of the representations and warranties of Borrower contained herein or in any of the Loan Documents shall be correct on and as of the Closing Date and the date of each such Advance as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and for changes therein permitted or contemplated by this Agreement.

               (b) No event shall have occurred and be continuing, or would result from the funding of any Advance, which constitutes or would constitute a Default or an Event of Default.

               (c) The aggregate principal amount of the Advances made to Borrower hereunder after giving effect to such Advance, plus the aggregate amount of all outstanding Letter of Credit Obligations (whether or not then due or payable), shall not exceed $15,000,000.

               The acceptance by Borrower of the proceeds of any Advance or the incurrence by Lender of Letter of Credit Obligations shall be deemed to constitute, as of the date of such acceptance, a representation and warranty by Borrower that the conditions in this
     Section 3.2 have been satisfied.

     4.   REPRESENTATIONS AND WARRANTIES
          ------------------------------

               To induce Lender to make the Loan, as herein provided for, Borrower makes the following representations and warranties to Lender, each and all of which shall be true and correct as of the date of execution and delivery of this Agreement:

               4.1.  Corporate Existence; Compliance with Law.  Borrower
                     ----------------------------------------
     and each Subsidiary of Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) except as indicated on Schedule 4.1(ii) hereto, is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) except as indicated on Schedule 4.1(iv) hereto, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate of incorporation and by-laws; and (vi) is in compliance with all applicable provisions of law where the failure to comply would have a Material Adverse Effect.

               4.2.  Executive Offices.  The location of Borrower's
                     -----------------
     executive offices and principal place of business is set forth in
     Schedule 4.2 hereto, and, after the Closing Date, as set forth in a written amendment thereto delivered by Borrower to Lender.

               4.3.  Subsidiaries.  There exist, and upon consummation of
                     ------------
     the Securicor Transaction there shall exist, no Subsidiaries of Borrower other than (a) as set forth on Schedule 4.3 hereto, which sets forth such Subsidiaries, together with their respective jurisdictions of organization, and the authorized and outstanding capital Stock of each such Subsidiary, by class and number and percentage of each class legally owned by Borrower or a Subsidiary of Borrower or any other Person, or to be owned by the Closing Date or
     (b) after the Closing Date, as set forth in a written amendment to
     Schedule 4.3 delivered by Borrower to Lender. There are no options, warrants, rights to purchase or similar rights covering capital Stock for any such Subsidiary.

               4.4.  Corporate Power; Authorization; Enforceable
                     -------------------------------------------
     Obligations.  The execution, delivery and performance by Borrower of
     -----------
     the Loan Documents, Ancillary Agreements and all instruments and documents to be delivered by Borrower, to the extent it is a party thereto, hereunder and thereunder: (i) are within Borrower's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrower's certificates or articles of incorporation or by-laws;
     (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality in any material respect;
     (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of their respective properties is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of Borrower or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other Person. Each of the Loan Documents has been duly executed and delivered for the benefit of or on behalf of Borrower and each constitutes a legal, valid and binding obligation of Borrower, to the extent it is a party thereto, enforceable against it in accordance with its terms.

               4.5.  Solvency.  After giving effect to the assumption by
                     --------
     Borrower of MUSA's obligation under the MUSA Loan Agreement and the initial Advance, if made on the Closing Date, and the payment of all estimated legal, investment banking, accounting and other fees related hereto or to the Stock Agreement, Borrower will be Solvent as of and on the Closing Date (it being understood that in making such representation Borrower has relied on the projections previously provided to Lender, which are based on assumptions that Borrower believes are reasonable).

               4.6.  Labor Matters.  There are no strikes or other labor
                     -------------
     disputes against Borrower pending or, to Borrower's knowledge, threatened which would have a Material Adverse Effect.

               4.7.  Investment Company Act.  Neither Borrower nor any of
                     ----------------------
     its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Advances by Lender, the application of the proceeds and repayment thereof by Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

               4.8.  Margin Regulations.  Neither Borrower nor any of its
                     ------------------
     Subsidiaries owns any "margin security," as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and the proceeds of the Advances will be used only for the purposes contemplated hereunder. The Advances will not be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Agreement to be considered a "purpose credit" within the meaning of Regulations G, T, U or X of the Federal Reserve Board. Borrower will not take or permit any Subsidiary or agent acting on its behalf to take any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

               4.9.  No Litigation.  No action, claim or proceeding is now
                     -------------
     pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, if determined adversely, could have a Material Adverse Effect, nor to the knowledge of Borrower does a state of facts exist which is reasonably likely to give rise to such proceedings.

               4.10.  Stock Agreement.  The closing of the Securicor
                      ---------------
     Transaction and the consummation of the transactions contemplated thereby will occur immediately prior to the Closing Date.

               4.11.  Hitachi Supply Agreement.  MUSA is a "Midland
                      ------------------------
     Affiliate" under the Hitachi Supply Agreement and entitled to make purchases thereunder.

               4.12.  Patents, Trademarks, Copyrights and Licenses.
                      --------------------------------------------
     Borrower and each of its Subsidiaries owns all material patents, patent applications, copyrights, trademarks, trademark applications, and know-how (collectively, "Intangible Property") necessary to continue to conduct its business as heretofore conducted by it, now conducted by it and proposed to be conducted by it, each of which is listed, together with Patent and Trademark Office application or registration numbers, where applicable, on Schedule 4.12(a) hereto. Further, (i) Borrower and each of its Subsidiaries has good and lawful title to the Intangible Property owned by it (subject to the licenses set forth on Schedule 4.12(d) hereto); (ii) to Borrower's knowledge, the Intangible Property is valid and subsisting and is enforceable; (iii) to Borrower's knowledge, there are no actual or threatened claims by third parties regarding the Intangible Property; (iv) to Borrower's knowledge, the Intangible Property does not infringe or otherwise violate any rights of any third party, except where any violation or infringement would not have a Material Adverse Effect.

               4.13.  No Material Adverse Effect.  No event has occurred
                      --------------------------
     and is continuing which has had or could have a Material Adverse
     Effect.

     5.   FINANCIAL STATEMENTS AND INFORMATION
          ------------------------------------

               5.1.  Reports and Notices.  Borrower covenants and agrees
                     -------------------
     that from and after the Closing Date and until the Commitment Termination Date, it shall deliver to Lender:

               (a)  Within 45 days after the end of each fiscal quarter,
     (i) a copy of the unaudited consolidated balance sheets of Borrower as of the end of such month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the end of such month, and (ii) a copy of the unaudited consolidated statements of income of Borrower for such month, all prepared in accordance with GAAP (subject to normal year-end adjustments), accompanied by the certification of the chief executive officer or chief financial officer of Borrower that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments), the financial position, the results of operations and the statements of cash flows of Borrower as at the end of such month and for the period then ended, and that there was no Default or Event of Default in existence as of such time.

               (b) As soon as practicable, but in any event within two (2) Business Days after Borrower becomes aware of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within five (5) days.

               (c) If requested by Lender, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by Borrower or any of its Subsidiaries.

               (d) Such other information respecting Borrower's or its Subsidiaries' business (including with respect to orders received and inventory purchased), financial condition or prospects as Lender may, from time to time, reasonably request.

               5.2.  Communication with Accountants.  Borrower authorizes
                     ------------------------------
     Lender to communicate directly with its (or any of its Subsidiaries') independent certified public accountants and tax advisors and author-izes those accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of Borrower or any of its Subsidiaries. At Lender's request, Borrower shall deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 5.2.

     6.   AFFIRMATIVE COVENANTS
          ---------------------

               Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, from and after the date hereof and until the Repayment Date:

               6.1.  Maintenance of Existence and Conduct of Business.
                     ------------------------------------------------
     Borrower shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, and the rights and franchises of Borrower and each of its Subsidiaries; (b) transact business on behalf of itself or any Subsidiary only in such names as Borrower shall specify to Lender in writing not less than thirty days prior to the first date such name is used by Borrower and (c) at all times maintain, preserve and protect all of its Trademarks and any tradenames.

               6.2.  Payment of Obligations.  (a)  Borrower shall:  (i) pay
                     ----------------------
     and discharge or cause to be paid and discharged all its and its Subsidiaries' Indebtedness, including, without limitation, all the Obligations as and when due and payable, and (ii) pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default.

               (b) Borrower, on behalf of itself or any Subsidiary, may in good faith contest, by proper legal actions or proceedings diligently pursued, the validity or amount of any Charges or claims arising under
     Section 6.2(a)(ii), provided that at the time of commencement of any such action or proceeding, and during the pendency thereof
     (i) adequate reserves with respect thereto are maintained on the books of Borrower, in accordance with GAAP; (ii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence; (iii) no Lien shall exist for such Charges or claims during such action or proceeding; (iv) Borrower shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower; and (v) Lender has not advised Borrower in writing that Lender reasonably believes that nonpayment or nondischarge thereof would have a Material Adverse Effect.

               (c)  Notwithstanding anything to the contrary contained in
     Section 6.2(b) above, Borrower shall have the right to pay the charges or claims arising under Section 6.2(a)(ii) and in good faith contest, by proper legal actions or proceedings, the validity or amount of such Charges or claims.

               6.3.  Books and Records.  Borrower shall keep, and shall
                     -----------------
     cause its Subsidiaries to keep, all books, accounts and records in the ordinary course of business.

               6.4.  Litigation.  Borrower shall notify Lender in writing,
                     ----------
     promptly upon learning thereof, of any litigation commenced against Borrower or any of its Subsidiaries, and of the institution against any of them of any suit or administrative proceeding that may have a Material Adverse Effect.

               6.5.  Insurance.  Borrower shall maintain insurance
                     ---------
     covering, without limitation, fire, theft, burglary, public liability, property damage, product liability and insurance on all property and assets of Borrower and its Subsidiaries, all in amounts customary for its business and in any event with a lender's loss payable clause for the benefit of Lender.

               6.6.  Compliance with Law.  Borrower shall, and shall cause
                     -------------------
     its Subsidiaries to, comply in all material respects with all federal, state and local laws and regulations applicable to it.

               6.7.  Supplemental Disclosure.  From time to time as may be
                     -----------------------
     necessary (in the event that such information is not otherwise delivered by Borrower to Lender pursuant to this Agreement), so long as there are Obligations outstanding hereunder, Borrower will supplement each Schedule (if any) or representation herein with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided, however, that such supplement to such Schedule or
              --------  -------
     representation shall not be deemed an amendment thereof unless otherwise consented to by the Lender.

               6.8.  Net Worth.  Borrower shall maintain at all times, on a
                     ---------
     consolidated basis with its Subsidiaries, a Net Worth of not less than $20 million.

     7.   NEGATIVE COVENANTS
          ------------------

               Borrower covenants and agrees that, without Lender's prior written consent, from and after the date hereof and until the Repayment Date:

               7.1.  Maintenance of Business.  Borrower shall not and shall
                     -----------------------
     not permit any of its subsidiaries to engage in any business other than the business currently engaged in by Borrower or such Subsidiary.

               7.2.  Transactions with Affiliates.  (a)  Except as set
                     -----------------------------
     forth on Schedule 7.2(b), Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be a party to any transaction with any Affiliate of Borrower, other than with Securicor, and then only in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms that are fully disclosed to Lender and are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of Borrower.

               (b) Except as set forth on Schedule 7.2(b) hereto, Borrower shall not enter into any agreement or transaction to pay to any Person any management or similar fee based on or related to Borrower's operating performance or income or any percentage thereof, nor pay any management or similar fee to an Affiliate.

               7.3.  Events of Default.  Borrower shall not, and shall not
                     -----------------
     permit any of its Subsidiaries to, take or omit to take any action, which act or omission would constitute (i) a default or an event of default pursuant to, or noncompliance with any of, the terms of any of the Loan Documents or (ii) a material default or an event of default pursuant to, or noncompliance with any other contract, lease, mortgage, deed of trust or instrument to which it is a party or by which it or any of its property is bound, or any document creating a Lien, unless such default, event of default or non-compliance would not have a Material Adverse Effect.

     8.   TERM
          ----

               8.1.  Termination.  Subject to the provisions of Section 2
                     -----------
     hereof, the financing arrangement contemplated hereby in respect of the Loan shall be in effect until the Commitment Termination Date.

               8.2.  Survival of Obligations Upon Termination of Financing
                     -----------------------------------------------------
     Arrangement.  Except as otherwise expressly provided for in the Loan
     -----------
     Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or the rights of Lender relating to any transaction or event occurring prior to such termination. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations contained in the Loan Documents shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been paid in full in accordance with the terms of the agreements creating such Obligations, at which time the same shall terminate.

     9.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES
          --------------------------------------

               9.1.  Events of Default.  The occurrence of any one or more
                     -----------------
     of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

               (a) Borrower shall fail to make any payment of principal of, or interest on or any other amount owing in respect of, the Loan or any of the other Obligations when due and such failure continues for a period of five (5) days.

               (b) Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 6.8 or Section 7 hereof.

               (c) Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents and the same shall remain unremedied for a period ending on the first to occur of twenty (20) days after Borrower shall receive written notice of any such failure from any Lender or forty five (45) days after Borrower shall become aware thereof.

               (d) A default shall occur under any other agreement, document or instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower's or any of its Subsidiaries' property is bound, and such default causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness or a portion thereof in an aggregate amount exceeding $50,000, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

               (e) Any representation or warranty herein or in any Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to Lender by Borrower shall be untrue or incorrect in any material respect, as of the date when made or deemed made (including those made or deemed made pursuant to Section 3.2).

               (f) Any of the assets of Borrower or any of its Subsidiaries shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower or any Subsidiary of Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days; or any Person other than Borrower shall apply for the appointment of a receiver, trustee or custodian for any of the assets of Borrower or any Subsidiary of Borrower and shall remain unstayed or undismissed for thirty (30) consecutive days; or Borrower or any Subsidiary of Borrower shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

               (g) A case or proceeding shall have been commenced against Borrower or any Subsidiary of Borrower in a court having competent jurisdiction seeking a decree or order in respect of Borrower or any Subsidiary of Borrower (i) under title 11 of the

     United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any Subsidiary of Borrower or of any substantial part of its or their properties, or (iii) ordering the winding-up or liquidation of the affairs of Borrower or any Subsidiary of Borrower and such case or proceeding shall remain undismissed or unstayed for thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

               (h) Borrower or any Subsidiary of Borrower shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any Subsidiary of Borrower or of any substantial part of its or their properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

               9.2.  Remedies.  If any Event of Default specified in
                     --------
     Section 9.1 shall have occurred and be continuing, Lender may, by written notice to Borrower and the lender with respect to any Senior Debt (the "Senior Lender") declare all Obligations to be forthwith due and payable, whereupon all such Obligations, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower, shall become due and payable (x) if none of the Senior Debt is outstanding, immediately and (y) if any Senior Debt is outstanding, upon the first to occur of (1) acceleration of any Senior Debt or (2) the fifth Business Day after receipt by Borrower and the Senior Lender of such written notice given hereunder, unless on or prior to the date such amounts become due and payable Borrower shall have cured the default, event or condition resulting in such Event of Default and no other Event of Default is then continuing and Borrower shall have given notice of such cure to Agent and Lenders; provided, however, that upon the occurrence of an Event of
              --------  -------
     Default specified in Section 9.1(f), (g) or (h) hereof, such Obligations shall become due and payable without declaration, notice or demand by Lender. Notwithstanding the above, at any time after such declaration of acceleration has been made and before payment in full of the Obligations, Lender, by written notice to Borrower, may rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of principal of the Loan which has become due solely by such declaration of acceleration, have been cured or waived.

               9.3.  Waivers by Borrower.  Except as otherwise provided for
                     -------------------
     in this Agreement and applicable law, Borrower waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

               9.4.  Right of Set-Off.  Upon the occurrence and during the
                     ----------------
     continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement, and the Note held by Lender irrespective of whether or not Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that
                                                  --------  -------
     the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

               10.  SUBORDINATION
                    -------------

               10.1.  Loan Subordinated to Senior Indebtedness.  Borrower
                      ----------------------------------------
     covenants and agrees, and Lender likewise covenants and agrees, that all payments of the principal of (and premium, if any), and interest on, the Loan and all other Obligations by Borrower pursuant to this Agreement (collectively the "Subordinated Indebtedness") shall be subordinated in accordance with the provisions of this Section 10 to the prior payment in full of all Senior Indebtedness of Borrower. For purposes of this Section 10, the term "Senior Indebtedness" shall mean the Senior Debt of Borrower and shall include principal of and premium, if any, and interest (including interest accruing at the rate provided for in the documents evidencing such Senior Indebtedness after the commencement of any proceeding of the type referred to in Section 10.2(a) hereof, whether or not an allowed claim in such proceeding) on all loans and other extensions of credit under, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to, all such Senior Debt of the Borrower.

               10.2.  Priority and Payment Over of Proceeds in Certain
                      ------------------------------------------------
     Events.
     ------
               (a) Upon payment or distribution of assets or securities of Borrower of any kind or character, whether in cash, property or securities, upon any dissolution or winding up or total or partial liquidation or reorganization of Borrower, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of Borrower, all Senior Indebtedness shall first be paid in full in cash, or payment provided for in cash or cash equivalents in a manner satisfactory to the holders of Senior Indebtedness, before any direct or indirect payments or distributions, including, without limitation, by exercise of set-off, of any cash, property or securities on account of principal of (or premium, if any) or interest on the Subordinated Notes and to that end the holders of Senior Indebtedness shall be entitled to receive (pro rata on the basis of the respective amounts of Senior Indebtedness held by them) directly, for application to the payment thereof (to the extent necessary to pay all Senior Indebtedness in full after giving effect to any substantially concurrent payment or distribution to or provision for payment to the holders of such Senior Indebtedness), any payment or distribution of any kind or character, whether in cash, property or securities, in respect of the Subordinated Indebtedness. The holders of Senior Indebtedness are hereby authorized to file an appropriate claim for and on behalf of Lender if they or any of them do not file, and there is not otherwise filed on behalf of the Holders, a proper claim or proof of claim in the form required in any such proceeding prior to 30 days before the expiration of the time to file such claim or claims.

               (b) No direct or indirect payment by or on behalf of Borrower of principal of (premium, if any), or interest on, the Loan, whether pursuant to the terms of this Agreement, upon acceleration or otherwise, shall be made if at the time of such payment there exists
     (i) a default in the payment of all or any portion of principal of (premium, if any), interest on, fees or other amounts owing in connection with any Senior Indebtedness, or (ii) any other default or event of default under any document or instrument evidencing the Senior Indebtedness as the same may be amended, modified or otherwise refinanced (and Lender has received notice thereof from the agent for or representative of the holders of a majority of the outstanding principal amount of the Senior Indebtedness (the "Representative") as provided below), and in either case such default or event of default shall not have been cured or waived in writing; provided, however,
                                                     --------  -------
     that if within the period specified in the next sentence with respect to a default or event of default referred to in clause (ii) above, the holders of Senior Indebtedness have not declared the Senior Indebtedness to be immediately due and payable (or have declared such Senior Indebtedness to be immediately due and payable and within such period have rescinded such acceleration), then and in that event, payment of principal of, and interest on, the Loan shall be resumed. With respect to any default or event of default under clause (ii) above the period referred to in the preceding sentence shall commence upon receipt by Lender of a written notice or notices (which shall specify all defaults and events of default existing under such documents or instruments on the date of such notice and of which the Representative, whichever is giving such notice, had actual knowledge at such time) of the commencement of such period from the Representative, and shall end at the completion of the 180th day after the beginning of such period. Only one such 180 day period may commence within any 360 consecutive days. Upon termination of any such period, Borrower shall resume payments on account of the principal of (premium, if any), and interest on, the Loan, and on account of all other Subordinated Indebtedness, subject to the provisions of Sections 10.1 and 10.2 hereof.

               (c) (i) In the event that, notwithstanding the foregoing provision prohibiting such payment or distribution, Lenders shall have received any payment on account of the Subordinated Indebtedness at a time when such payment is prohibited by such provision before the Senior Indebtedness is paid in full, then and in such event, such payment or distribution shall be received and held in trust by Lender apart from its other assets and paid over or delivered to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay in full in cash the principal of (premium, if any), and interest on, such Senior Indebtedness in accordance with its terms and after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

                   (ii) Nothing contained in this Section 10 will limit the right of the Lender to take any action to accelerate the maturity of the Subordinated Indebtedness pursuant to
               Section 9.2 hereof.

                  (iii) Upon any payment or distribution of assets or securities referred to in this Section 10, Lender shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution, delivered to Lender for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness and other Indebtedness of Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 10.

               10.3.  Rights of Holders of Senior Indebtedness Not To Be
                      --------------------------------------------------
     Impaired.  No right of any present or future holder of any Senior
     --------
     Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by Borrower with the terms and provisions and covenants herein regardless of any knowledge thereof such holder may have or otherwise be charged with.

               The provisions of this Section 10 are intended to be for the benefit of, and shall be enforceable directly by, the holders of the Senior Indebtedness. Borrower and Lender acknowledges that the holders of the Senior Indebtedness are or will be relying upon the provisions of this Section 10 in extending such Senior Indebtedness.

               10.4.  Subrogation.  Upon the payment in full of all Senior
                      -----------
     Indebtedness, Lender shall be subrogated to the extent of the payments or distributions made to the holders of, or otherwise applied to payment of, the Senior Indebtedness pursuant to the provisions of this
     Section 10 and to the rights of the
     holders of Senior Indebtedness to receive payments or distributions of assets of Borrower made on the Senior Indebtedness until Loan shall be paid in full; and for the purposes of such subrogation, no payments or distributions to holders of Senior Indebtedness of any cash, property or securities to which Lender would be entitled except for the provisions of this Section 10, and no payment over pursuant to the provisions of this Section 10 to holders of Senior Indebtedness by Lender, shall, as between Borrower, their creditors other than holders of Senior Indebtedness and Lender, be deemed to be payment by Borrower to or on account of Senior Indebtedness, it being understood that the provisions of this Section 10 are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness, on the one hand, and Lender, on the other hand.

               If any payment or distribution to which Lender would otherwise have been entitled but for the provisions of this Section 10 shall have been applied, pursuant to the provisions of this Section 10, to the payment of Senior Indebtedness, then and in such case, Lender shall be entitled to receive from the holders of Senior Indebtedness at the time outstanding any payments or distributions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay all Senior Indebtedness in full.

               10.5.  Obligations of Borrower Unconditional.  Nothing
                      -------------------------------------
     contained in this Section 10 or elsewhere in this Agreement or in the
     Note is intended to or shall impair, as between Borrower and Lender, the obligations of Borrower, which are absolute and unconditional, to pay to Lender the principal of (premium, if any), and interest on, the Loan as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of Lender and creditors of Borrower other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent any Holder from exercising all remedies otherwise permitted by applicable law upon the occurrence of a default or event of default under this Agreement, subject to the rights, if any, under this
     Section 10 of the holders of Senior Indebtedness in respect of cash, property or securities of Borrower received upon the exercise of any such remedy.

               The failure to make a payment on account of principal of, or interest on, the Loan by reason of any provision of this Section 10 shall not be construed as preventing the occurrence of a Default or an Event of Default hereunder.

               10.6.  Notice to Lender.  Borrower shall give prompt written
                      ----------------
     notice to Lender of any fact known to Borrower which would prohibit the making of any payment on or in respect of the Loan, but failure to give such notice shall not affect the subordination of the Subordinated Indebtedness to the Senior Indebtedness provided in this
     Section 10. Notwithstanding the provisions of this Section 10 or any other provision of this Agreement or the Loan, Lender shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or in respect of the Loan, unless and until Lender shall have received written notice thereof from Borrower, the Representative or other holder of Senior Indebtedness, and, prior to the receipt of any such written notice, subject to the provisions of this Section 10, Lender shall be entitled in all respects to assume no such facts exist. Nothing contained in this Section 10.6 shall limit the right of the holders of Senior Indebtedness to recover payments as contemplated by Sections 10.1 and 10.2.

               10.7.  Right of Lender as Holder of Senior Indebtedness.
                      ------------------------------------------------
     Lender in its individual capacity shall be entitled to all the rights set forth in this Section 10 with respect to any Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Agreement shall deprive Lender of any of its rights as such holder.

               10.8.  Reinstatement.  The provisions of this Section 10
                      -------------
     shall continue to be effective or be reinstated, and the Senior Indebtedness shall not be deemed to be paid in full, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by the holder thereof upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

     11.  MISCELLANEOUS
          -------------

               11.1.  Complete Agreement; Modification of Agreement; Sale
                      ---------------------------------------------------
     of Interest.  (a)  The Loan Documents constitute the complete
     -----------
     agreement between the parties with respect to the subject matter hereof and may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof including, without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to Lender's sale of participations, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limita-tion, Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not. Borrower agrees that it will use its best efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participations in or assignments of any of the Loan Documents or of any portion thereof or interest therein.

               (b) In the event Lender assigns or otherwise transfers all or any part of the Note Borrower shall, upon the request of Lender, issue a new Note to effectuate such assignment or transfer.

               11.2.  Fees and Expenses.  If, at any time or times,
                      -----------------
     regardless of the existence of an Event of Default, Lender shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to any of the Loan Documents or any other agreements to be executed or delivered in connection herewith, then, and in any such event, the attorneys' and other parties' fees reasonably arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees reasonably incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by Borrower to Lender and shall be additional Obligations secured under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; accountants' and investment bankers' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

               11.3.  No Waiver by Lender.  Lender's failure, at any time
                      -------------------
     or times, to require strict performance by Borrower of any provision of this Agreement any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of an Event of Default by Borrower under the Loan Documents shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement and no defaults by Borrower under any of the other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender and directed to Borrower specifying such suspension or waiver.

               11.4.  Remedies.  Lender's rights and remedies under this
                      --------
     Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including without limitation, the Loan Documents, by operation of law or otherwise.

               11.5.  WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE ALL
                      --------------------
     RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN DOCUMENTS.

               11.6.  Severability.  Wherever possible, each provision of
                      ------------
     this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               11.7.  Parties.  This Agreement and the other Loan Documents
                      -------
     shall be binding upon, and inure to the benefit of, the successors of Borrower and Lender and the assigns, transferees and endorsees of Lender.

               11.8.  Conflict of Terms.  Except as otherwise provided in
                      -----------------
     this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

               11.9.  GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY
                      -------------
     PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS

     AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. LENDER AND BORROWER AGREE TO SUBMIT TO PERSONAL JURISDICTION AND TO WAIVE ANY OBJECTION AS TO VENUE IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. SERVICE OF PROCESS ON BORROWER OR LENDER IN ANY ACTION ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS SHALL BE EFFECTIVE IF MAILED TO SUCH PARTY AT THE ADDRESS LISTED IN SECTION 11.10 HEREOF. NOTHING HEREIN SHALL PRECLUDE LENDER OR BORROWER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.

               11.10.  Notices.  Except as otherwise provided herein,
                       -------
     whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or telecopied and confirmed by telecopy answerback addressed as follows:

               (a)  If to Lender at:

                    15 Carshalton Road
                    Sutton
                    Surrey  SM1 4LD
                    England

                    Attention:  Edmund Hough
                    Telecopy No. (0181) 661 0205

                    With copies to:

                    Weil, Gotshal & Manges LLP
                    99 Bishopsgate
                    London, EC2M 3XD

                    Attention:  David Lefkowitz, Esq.
                    Telecopy No. 0171 426 0990

               (b)  If to Borrower, at:

                    Intek Diversified Corporation
                    970 West 190th Street, Suite 720
                    Torrance
                    California 90502

                    Attention:  David Neibert
                    Telecopy No. 310 366 7712

                    With copies to:

                    Manatt, Phelps & Phillips, LLP
                    11355 West Olympic Boulevard
                    Los Angeles
                    California 90064

                    Attention:  Nancy Wojtas
                    Telecopy No. 310 312 4224

     or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknow-ledged, telecopied and confirmed by telecopy answerback or seven (7) Business Days after the same shall have been deposited (i) in the United States mail (in the case of notice being given by Borrower or any other Person in the United States) or (ii) in the United Kingdom mail (in the case of notice being given by Lender or any other Person located in the United Kingdom). Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

               11.11.  Survival.  The representations and warranties of
                       --------
     Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

               11.12.  Section Titles.  The Section titles and Table of
                       --------------
     Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

               11.13.  Counterparts.  This Agreement may be executed in any
                       ------------
     number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

               IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                         INTEK DIVERSIFIED CORPORATION



                         By:_______________________________
                            Name:
                            Title:


                         SECURICOR COMMUNICATIONS LIMITED



                         By:_______________________________
                            Name:
                            Title:


     The undersigned hereby guarantees to Borrower the performance by Lender of all of its obligations under this Agreement.

                         SECURITY SERVICES PLC


                         By:_______________________________
                            Name:
                            Title:

                         Date:  December 3, 1996

                                                                  EXHIBIT A
                                                                  ---------
                                NOTICE OF ADVANCE
                                ------------------

                                                  _____________, 199_

     Securicor Communications Limited
     15 Carshalton Road
     Sutton, Surrey
     SM1 4LDAttention:Michael Wilkinson

     Gentlemen:

               The undersigned, INTEK DIVERSIFIED CORPORATION, refers to the Amended and Restated Loan Agreement, dated as of December 3, 1996 (the "Loan Agreement", the terms defined therein being used herein as therein defined), between the undersigned and SECURICOR COMMUNICATIONS LIMITED, and hereby gives you notice, irrevocably, pursuant to Section
     2.1 of the Loan Agreement, that the undersigned hereby requests an Advance under the Loan Agreement, and in that connection sets forth below the information relating to such Advance as required by Section 2.1(a) of the Loan Agreement:

                    (i) The date of the requested Advance shall be _______________, 199_.

                   (ii) The aggregate amount of the requested Advance is $___________ (minimum: $500,000).

                  (iii)  The Advance shall be used solely as permitted by
               Section 2.3 of the Loan Agreement.

               The undersigned hereby certifies that the statements contained in Section 3.2 of the Loan Agreement are true on the date hereof, and will be true on the date of the requested Advance, before and after giving effect thereto and to the application of the proceeds therefrom.

                                   Very truly yours,

                                   INTEK DIVERSIFIED CORPORATION

                                   By:__________________________
                                      Name:
                                      Title:

                                   By:__________________________
                                      Name:
                                      Title:






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